Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Class A ordinary shares, par value $0.0001 of K&F Growth Acquisition Corp. II, beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Tenor Capital Management Company, L.P.

Signature:	/s/ Robin Shah
Name/Title:	Robin Shah, Managing Member of its general partner, Tenor Management GP, LLC
Date:	February 19, 2025

Tenor Opportunity Master Fund, Ltd.

Signature:	/s/ Robin Shah
Name/Title:	Robin Shah, Authorized Signatory
Date:	February 19, 2025

Robin Shah

Signature:	/s/ Robin Shah
Name/Title:	Robin Shah
Date:	February 19, 2025